Exhibit 24.1

NORTHERN OIL AND GAS, INC.
POWER OF ATTORNEY

Each of the undersigned directors of Northern Oil and Gas, Inc., a Minnesota corporation (the “Company”), does hereby make, constitute and appoint Michael L. Reger and Thomas W. Stoelk, and each of them or their respective successors as officers of the Company, each of whom may act without the joinder of the other, the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution, for the undersigned and in the undersigned’s name, place and stead, to sign on his or her behalf, individually and in the capacities stated below, a Registration Statement or Registration Statements on Form S-8 or other applicable form, and all amendments, including post-effective amendments, thereto, with all exhibits thereto and other supporting documents, to be filed by the Company with the U.S. Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of common stock reserved for issuance under the Company’s 2013 Incentive Plan, as it may be amended from time to time, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.

IN WITNESS WHEREOF, each of the undersigned directors of Northern Oil and Gas, Inc. has hereunto set his or her hand this 30th day of May, 2013.

/s/ Loren J. O’Toole	Director
Loren J. O’Toole /s/ Richard Weber	Director
Richard Weber /s/Jack King	Director
Jack King /s/Robert Grabb	Director
Robert Grabb /s/Lisa Bromiley	Director
Lisa Bromiley /s/Delos Cy Jamison	Director
Delos Cy Jamison